EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BTU International, Inc. of our report dated February 18, 2005 with respect to the consolidated financial statements and schedule of BTU International, Inc. included in the Form 10-K Annual Report for the year ended December 31, 2004.

/s/ VITALE, CATURANO & CO., P.C.
VITALE, CATURANO & CO., P.C.

Boston, Massachusetts
June 17, 2005